Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

CHANGES TO BOARD OF DIRECTORS

FRISCO, TEXAS, August 16, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that in connection with closing the recently completed contribution by Arkoma Drilling, L.P. and Williston Drilling, L.P., entities owned by Jerry Jones and his family, that its Board of Directors is being reduced from the current nine members to five members.  M. Jay Allison, Roland O. Burns, Elizabeth B. Davis, Morris E. Foster and Jim L. Turner, will continue to serve on the Company's Board of Directors.  Cecil E. Martin, David W. Sledge, David K. Lockett and Frederic D. Sewell are retiring from the Board of Directors.  Jay Allison will continue to serve as Chairman of the Board of Directors and Jim Turner will assume the role of Lead Director.

"We are very grateful for the leadership and guidance that Cecil Martin, David Sledge, David Lockett and Fred Sewell have provided the Company throughout their many years of service," stated M. Jay Allison, Chief Executive Officer of Comstock.  "We look forward to growing the New Comstock which has been created by the contribution of assets by Jerry Jones and the completion of our comprehensive refinancing plan."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.